<PART I.  ITEM 6(a) EXHIBITS                       EXHIBIT 11

CPI CORP. COMPUTATION OF EARNINGS PER COMMON SHARE
                                             12 Weeks Ended
                                          ---------------------
                                        (in thousands of dollars)
                                          April 27,    April 29,
                                             1996         1995
                                          ---------    ---------
Primary:
  Net loss applicable to common shares:
      From continuing operations          $ (2,120)    $   (433)
      From discontinued operations             -           (241)
                                          ---------    ---------
        Net loss                          $ (2,120)    $   (674)
                                          =========    =========
Shares (in thousands of shares):
    Weighted average number of
    common shares outstanding               17,217       17,165
  Shares issuable under employee
    stock plans - weighted average              38           34
  Dilutive effect of exercise of
    certain stock options                       11          -
  Less:  Treasury stock - weighted
    average                                 (3,303)      (3,302)
                                          ---------    ---------
  Weighted average number of common
    and common equivalent shares
    outstanding                             13,963       13,897
                                          =========    =========
Net loss per common and
    common equivalent shares:
      From continuing operations          $  (0.15)    $  (0.03)
      From discontinued operations             -          (0.02)
                                          ---------    ---------
        Net loss                          $  (0.15)    $  (0.05)
                                          =========    =========